CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

5.800% Medium-Term Notes, Series D Due June 15, 2012	$250,000,000	$7,675
(1)	Excludes accrued interest, if any.

(2)	A filing fee of $7,675, calculated in accordance with Rule 457(r), has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)
	Registration No.	333-132469
Pricing Supplement No. 15, dated June 14, 2007, to the Prospectus, dated March 16, 2006, and the Prospectus Supplement, dated March 16, 2006.		333-132469-01 333-132469-02

$250,000,000

PRUDENTIAL FINANCIAL, INC.

5.800% MEDIUM-TERM NOTES, SERIES D

DUE JUNE 15, 2012

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Credit Suisse Securities (USA) LLC	$100,000,000
Deutsche Bank Securities Inc.	$100,000,000
ABN AMRO Incorporated	$12,500,000
BMO Capital Markets Corp.	$12,500,000
Lazard Capital Markets LLC	$12,500,000
Samuel A. Ramirez & Company, Inc.	$12,500,000

TOTAL	$250,000,000

STATED MATURITY: June 15, 2012

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: June 14, 2007

ORIGINAL ISSUE DATE: June 19, 2007

ORIGINAL ISSUE PRICE: 99.762%

UNDERWRITERS’ COMMISSION: 0.25%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.512% or $248,780,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAX3

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 5.800%

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc., or Prudential Financial, may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Prudential Financial estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $150,000.

Credit Suisse	Deutsche Bank Securities

ABN AMRO Incorporated

BMO Capital Markets

Lazard Capital Markets

Ramirez & Co., Inc.

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